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                                  EXHIBIT F
                            BOARD MEETING MINUTES
                           AND LETTER OF 10/31/95:
                        CANCELLATION OF KRYSTAL KLEER
                          AND DESERT HEALTH PRODUCTS
                                 ACQUISITION




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                        Minutes of Directors Meeting
                                     Of
                           Tampa Bay Corporation

_______________________________________________________________________

     A meeting of the Board of Directors of Tampa Bay Corporation was held on the 31st day of October, 1995 at 10:00 A.M. at the offices of the corporation located at 4530 N. 40th Street, in Phoenix, Arizona.

     There were present and participating at the meeting, either in person or telephonically, Mr. Randy Howard, Mr. Allen Stout, Mr. William Brin and Mr. Larry Olson. Mr. Jeffrey Taylor was unable to attend the meeting. Mr. Brin acted as Chairman. Mr. Allen Stout, the Secretary read the minutes of the last meeting and they were approved.

     The first item of discussion related to the acquisition of Krystal Kleer. Previously the Board had agreed to issue 1,100,000 shares of the Company's stock in order to acquire Krystal Kleer. The shares were issued; however, the deal was to be consummated contingent upon the management of Krystal Kleer providing certified, audited financial statements. After reviewing the financial statements provided by Krystal Kleer, the Board of Directors discovered many discrepencies. Most importantly, the financial statements provided were not audited nor certified; furthermore, in the cover letter furnished by the C.P.A., the C.P.A. specifically clarifies that "Management has elected to omit financial statement disclosure. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial
status." Therfore, the C.P.A. refuses to express   an opinion or any other
form of assurance of the financial statements of Krystal Kleer. In addition, the Board discovered that Krystal Kleer is currently invlolved in litigation whereby Krystal Kleer may be responsible for more than $300,000 in restitution. After a long discussion, the board decided that, at this time, it would be in the best interest of the Company not to acquire Krystal Kleer. Also, it will be necessary to cancel the 1,100,000 shares previously issued in this transaction. If Krystal Kleer is able to provide accurate, certified, audited financial statements whereby the Board recognizes a suitable venture, then at that time, the Board will re-evaluate the acquisition. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, that due to the lack of apparent value and the previous nondisclosure of impending litigation, the Board of Directors feels that, at this time, it is not in the best interest of the Company's Shareholders to consummate the acquisition of Krystal Kleer. Therefore, the Board recommends the immediate termination of any and all implied agreements by and between the Company and Krystal Kleer, based on the lack of full disclosure and possible misrepresentations made by the management of Krystal Kleer. And be it,

     FURTHER RESOLVED, that the 1,100,000 shares of the Company's common stock that was previously issued for the acquisition of Krystal Kleer be immediately canceled.

                                     E-63

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     The second item of discussion related to the acquistion of Desert
Health Products. Previously the Board had agreed to issue 1,200,000 shares of the Company's stock in order to acquire Desert Health Products. The shares were issued; however, the deal was to be consummated contingent upon the management of Desert Health Products providing ceritified, audited financial statements, a Business Plan, and an inventory and description of products. At this time, none of the foregoing criteria has been satisfied; thereby making it impossible for the Board to ratify its decision to acquire Desert Health Products. After a long discussion, the Board decided that, at this time, it would be in the best interest of the Company not to acquire Desert Health Products. Also, it will be necessary to cancel the 1,200,000 shares previously issued in this transaction. If Desert Health Products is able to provide full documentation as requested by the Board, and the Board recognizes a suitable venture, then at that time the Board will re-evaluate the acquisition. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, that in the interest of its Shareholders, the Board reject the fianl consummation of the acquisition of Desert Health Products based on the lack of information provided (i.e. audited financial statements, Business Plan, inventory of products and description of products) by Desert Health Products as requested by the Company. And be it,

     FURTHER RESOLVED, that the Company cancel the 1,200,000 shares of the Company's common stock previously issued for the acquistion of Desert Health Products.

     The third item of discussion related to the marketing of various products that may be introduced worldwide by the Company. Whereas, Mr. Larry Olson is an agent for a company that is licensed to manufacture various products; furthermore, Mr. Olson is able to arrange for the exclusive marketing rights of these products, the Board discussed marketing the following five products: 1. Fat Blocker, a tablet which is instrumental in weight control; 2. an anti-oxidant, a dietary supplement;
3. a condensed fruit tablet, a dietary supplement; 4. a condensed vegatable tabblet, a dietary supplement; and, 5. Epitome, a water treatment bacteria, being an innovative process of disinfecting and purifying water. After a discussion relating to the benefits and potential profits these products offer, it was decided to issue 800,000 shares of the Company's common stock of which 350,000 shares shall be issued to Larry Olson and/or his niminnees and 450,000 shall be issued to William Brin and/or his nominees in order to secure the marketing rights of the aforementioned products on a world wide basis. Also, an additional 1,500,000 shares of the Company's common stock may be issued as per the Performance Agreement which is attached and a part of these minutes. After motion duly made, seconded and unanimoulsy carried; it was,

     RESOLOVED, that the Company issue 800,000 shares of the company's common stock of which 350,000 shares shall be issued to Larry Olson and/or his nominnees and 450,000 shall be issued to William Brin and/or his nominees in order to secure the marketing rights of the aforementioned products on a world wide basis. And be it,

     FURTHER RESOLVED, that an additional 1,500,000 shares of the Company's common stock may be issued as per the Performance Agreement which is attached and a part of these minutes.

                                     E-64

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     The last item of discussion related to the issuance of 5,000 shares per year of the Company's common stock to each of the directors. These shares will be earned semi-annually; however, the shares will be issued only once a year. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, that the Company issue 5,000 shares per year of the Company's common stock to each of the directors. These shares will be earned semi-annually; however, the shares will be issued only once a year.

     There being no further business, and upon motion duly made and seconded, the meeting was adjourned.



/s/ ALLEN STOUT
----------------------------------
Allen Stout, Secretary



                                     E-65

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                       CERTIFIED COPY OF RESOLUTIONS
                     ADOPTED BY THE BOARD OF DIRECTORS
                                     OF
                           TAMPA BAY CORPORATION

     I, Allen Stout, being the duly elected Secretary of Tampa Bay Corporation, a corporation currently organized and existing under and by virtue of the Laws of Nevada, hereinafter called this Corporation, do hereby certify that the following is a true and complete copy of a resolution duly adopted at the meeting of the Board of Directors of this Corporation, duly called and held on the 31st day of October, 1995, and a quorum was present and voting; that said resolutions are still in force and effect and have not been rescinded, and that said resolutions are not in conflict with the Charter or By-Laws of this Corporation.

     RESOLVED, that due to lack of apparent value and the previous nondisclosure of impending litigation the Board of Directors feels that, at this time, it is not in the best interest of the Company's Shareholders to consummate the acquisition of Krystal Kleer. Therefore, the Board recommends the immediate termination of any and all implied agreements by and between the Company and Krystal Kleer, based on the lack of full disclosure and possible misrepresentations by the management of Krystal Kleer. And be it,

     FURTHER RESOLVED, that the 1,100,000 shares of the Company's common stock that was previously issued for the acquisition of Krystal Kleer be immediately canceled.

     RESOLVED, that in the interests of its Shareholder, the Board reject the final consummation of the acquisition of Desert Health Products based on the lack of information provided (i.e. audited financial statements, Business Plan, inventory and description of products) by Desert Health Products as requested by the Company. And be it,

     FURTHER RESOLVED, that the Company cancel the 1,200,000 shares of the Company's common stock previously issued for the acquisition of Desert Health Products.

     In Witness Whereof, I have set my hand on this 7th day of November, 1995.

 /s/ Allen Stout
-----------------------
Allen Stout, Secretary


                                     E-66

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                           TAMPA BAY CORPORATION
   _____________________________________________________________________
   4530 N. 40th Street * Phoenix, AZ 85018 * 602-912-9777 * Fax: 912.9888

Holladay Stock Transfer
Attn: Sharon Owen
4530 East Camelback Road 100-F
Phoenix, AZ 85018

November 7, 1995

               Re:  Cancellation of 2,300,000 Shares

Dear Sharon,

     Previously an aggregate of 2,300,000 shares of Tampa Bay Corporation's common stock was issued in order to acquire Krystal Kleer and Desert Health Products. However, the final transaction was never consummated; therefore, the Board of Directors has resolved to cancel the shares previously issued.
     The shares were issued as follows: 2,000,000 shares were issued in the name of Dromedary, 200,000 shares were issued in the name of William Brin, and 100,000 shares were issued in the name of Larry Olson. A Certified Copy of Resolutions Adopted By The Board of Directors regarding the cancellation of the aforementioned shares is enclosed. Please cancel the 2,300,000 shares immediately.



Sincerely,

/s/ Allen Stout
-----------------------
Allen Stout, Secretary

                                     E-67